GEOCOM RESOURCES INC.
(the "Company")
Suite 413 - 114 West Magnolia Street
Bellingham, Washington 98225
Tel (360) 392-2898

July 6, 2004	OTCBB: GOCM

US$250,000 PRIVATE PLACEMENT

GEOCOM RESOURCES INC. is pleased to announce that, on July 2, 2004, the Company has closed a private placement in the capital stock of the Company for a total gross proceeds of US$250,000.

The private placement consists of 357,143 units, each unit comprising of one common stock of the Company at US$0.70 and one non-transferable share purchase warrant exercisable at US$0.85 per warrant share for a period of two years.

The proceeds from this private placement will be used for further exploration of the Company's mineral properties and for working capital.

On behalf of the Board of Directors

/s/ Paul Chung
Paul Chung, Chief Financial Officer